Exhibit 99.1
Playtika Announces Date of Fourth Quarter 2021 Results

Company Announces First-Ever Analyst Day

HERZLIYA, Israel, January 24, 2022 -- Playtika Holding Corp. (NASDAQ:PLTK) announced today the date of its fourth quarter and full-year 2021 financial results and the company’s first ever analyst day.

Fourth Quarter 2021 Results

Playtika will release financial results for the fourth quarter and full-year 2021 before U.S. markets open on March 1, 2022. On the same day, Playtika management will hold a conference call to discuss the results at 5:30 a.m. Pacific Time, 8:30 a.m. Eastern Time.

A live webcast of the conference call and earnings release materials will be available on Playtika’s Investor Relations website at investors.playtika.com. To listen live, participants may register here or dial into the conference call at (833) 665-0587 or (661) 407-1603 for international callers. Please use conference ID: 1569928.

Analyst Day

Playtika will host its first-ever Analyst Day on March 3, 2022. The event will be virtual and also in-person at The Times Center in New York City. Playtika Founder and CEO Robert Antokol, along with Playtika’s executive leadership team, will present on the company’s strategy and plans for continued growth. A replay of the event and presentation materials will be available on our investor relations website following the conclusion of the webcast. Investors and analysts who wish to attend in-person or virtually are encouraged to pre-register using the registration link here.

About Playtika

Playtika Holding Corp. is a leading mobile gaming company and entertainment platform with over 35 million monthly active users across a portfolio of games titles. Founded in 2010, Playtika was among the first to offer free-to-play social games on social networks and, shortly after, on mobile platforms. Headquartered in Herzliya, Israel, and guided by a mission to entertain the world through infinite ways to play, Playtika has 20 offices worldwide including Tel-Aviv, London, Berlin, Vienna, Helsinki, Montreal, Chicago, Las Vegas, Santa Monica, Newport Beach, Sydney, Kiev, Bucharest, Minsk, Dnepr, Vinnytsia, Lausanne, and Warsaw.

Investor Contact
Playtika
David Niederman
davidni@playtika.com

Press Contact
Outcast
Angela Allison
playtika@thisisoutcast.com